Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Announces the Addition of Brady Davis as President

HACKENSACK, NJ – OCTOBER 17th, 2023, 8:30AM - Champions Oncology, Inc. (Nasdaq: CSBR), a global preclinical and clinical research services provider that offers end-to-end oncology solutions has appointed Brady Davis as President to continue to develop new strategic initiatives to drive accelerated growth.
"We are thrilled to have Brady join the already incredibly talented team here at Champions Oncology. Brady has deep healthcare, data, and oncology-specific experience and has a proven track record of building products and solutions that align with customer needs," stated Ronnie Morris, CEO of Champions Oncology.
Mr. Davis brings more than 25 years of international experience leading medical instrument, software, data, and services companies in the healthcare space. As an executive leader, he has advanced commercial, product/market development, marketing, and bioinformatics teams in both established (Hewlett Packard, Oracle, Illumina) and developing (DNAnexus, Canexia Health) companies. Mr. Davis will be collaborating with the executive team including the commercial and scientific teams to explore strategies to accelerate growth, both organically and in-organically.
“At a time of great advancements in cancer multi-omics research and bioinformatics, I am honored to join Champions Oncology at this juncture, in the efforts to help accelerate growth through our proprietary data and platforms,” said Mr. Davis. “I am confident that we will further solidify the company’s leadership position as the premier tech-enabled clinical and preclinical research partner, advancing precision oncology around the world."
About Champions Oncology
Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.
Media Contact:
Rachel Bunting, MS, MBA VP, Global Marketing Marketing@ChampionsOncology.com

Exhibit 99.1
Website: www.championsoncology.com Facebook: https://www.facebook.com/championsoncology/ LinkedIn: https://www.linkedin.com/company/champions-oncology-inc-/
Twitter: https://twitter.com/ChampionsOncol1
Instagram: https://www.instagram.com/championsoncology/